Exhibit 16.1

December 29, 2004

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read and agree with the representations in Item 4.01 of Form 8-K dated December 29, 2004 of Rimpac Resources, Ltd. relating to Wong Johnson & Associates, A Professional Corporation, in connection with events through December 29, 2004. On November 12, 2004, Wong Johnson & Associates informed Rimpac Resources, Ltd. (the “Company”) that we ceased to audit publicly traded companies and, therefore, we resigned as the Company’s principal accountants.

Yours very truly,

/s/WONG JOHNSON & ASSOCIATES
A Professional Corporation
Temecula, California